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                         Independent Auditor's Consent

                                                                   Exhibit 23(a)

The Board of Directors

New York Community Bancorp, Inc.:

We consent to the incorporation by reference in the Form 8-K and in the Registration Statements (Nos. 333-110361, 333-105901, 333-89826, 333-66366,
333-32881 and 333-51998) on Form S-8, (Nos. 333-105350, 333-86682) on Form S-3
and (No. 333-100767) on Form S-3MEF of New York Community Bancorp, Inc. of our report dated January 22, 2003, with respect to the consolidated statements of condition of Roslyn Bancorp, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report is incorporated by reference in the Company's 2002 Annual Report on Form 10-K

/s/ KPMG LLP

New York, New York

January 23, 2004